United States securities and exchange commission logo





                 December 3, 2020

       James J. Lerner
       President and Chief Executive Officer
       Quantum Corporation
       224 Airport Parkway, Suite 550
       San Jose, CA 95110

                                                        Re: Quantum Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed November 25,
2020
                                                            File No. 333-250976

       Dear Mr. Lerner:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Davina Kaile